Exhibit 99.1

News Release

Marina Biotech Provides First Quarter 2016 Financial Reports and Business Update

BOTHELL, WA (May 17, 2016) – Marina Biotech, Inc. (OTCQB: MRNA), a leading nucleic acid-based drug discovery and development company focused on rare diseases, today reported recent corporate highlights and financial results for the first quarter 2016.

“Since our announcement in February that we were exploring strategic alternatives, we have assessed multiple merger and acquisition opportunities as well as the sale of our nucleic acid therapeutic assets,” stated J. Michael French, president and chief executive officer of Marina Biotech. “The potential acquisition of Turing’s late-stage intranasal ketamine program places us in a position where we can utilize our legacy expertise and experience to quickly move the compound to commercialization. We are excited to complete the transaction with Turing and begin moving the intranasal ketamine program forward. We believe this program offers a therapeutic alternative to a potentially broad patient base suffering from neuropsychiatric and pain disorders for which there are no effective therapeutic alternatives.”

Upon the close of the transaction, the Company’s main business will be the rapid advancement of the intranasal ketamine program for neuropsychiatric and pain indications with a focus on potential orphan disease opportunities. Over the coming weeks, Marina intends to assess the future needs of the Company, in order to put in place the best and most experienced Board of Directors and management team to take this valuable asset forward as quickly and as efficiently as possible.

The Company will also continue to seek alternatives for its nucleic acid therapeutics assets in order to maximize shareholder value. These alternatives could include the licensing and/or sale of individual nucleic acid chemistry and delivery technologies as well as the sale of the entire drug discovery platform. The Board of Directors and management intend to evaluate and create, as appropriate, the necessary corporate and organizational structure to facilitate the sale of the nucleic acid therapeutics assets while minimizing or eliminating any expense impact on the Company and its efforts to advance the intranasal ketamine program.

KEY RECENT ACTVITIES

•	Acquisition of a Late-Stage Intranasal Ketamine Program from Turing Pharmaceuticals AG
o	In May 2016, we announced that we had executed a term sheet under which Marina intends to acquire Turing Pharmaceutical AG’s intranasal ketamine program. Pending the negotiation of the definitive agreement, Marina is expected to acquire Turing’s intranasal ketamine program for approximately 53 million Marina common shares. The assets to be acquired will include all patents and intellectual property rights, clinical development plans, regulatory documents and existing product inventories. Marina will pay to Turing up to $95 million in success- and sales-based milestones plus a mid-single digit royalty on net sales. Marina’s purchase of Turing’s Phase 3 intranasal ketamine program is expected to close by July 1, 2016, pending the completion of customary due diligence considerations, the negotiation, execution and delivery of a definitive asset purchase agreement, and the satisfaction or waiver of the closing conditions set forth in the asset purchase agreement, including the completion by Marina of a financing transaction yielding proceeds sufficient to initiate and support the Phase 3 efforts.

•	Established two transactions for the delivery of gene-editing approaches
o	In March 2016, we announced the execution of two agreements – an Option Agreement and a Licensing Agreement – for the delivery of gene-editing cargoes. In both cases, our partners were private and declined to disclose their names and their proprietary gene-editing approach.
•	Termination of Negotiations with Microlin Bio, Inc.
o	In March 2016, we announced that we had entered into a term sheet whereby Microlin Bio, Inc. would acquire Marina’s nucleic acid therapeutics assets for 6.7 million shares of Microlin’s common stock and approximately $1 million in cash. We terminated further negotiations on May 2, 2016.

FINANCIAL RESULTS

Cash

At March 31, 2016, we had cash of $0.31 million, compared to cash of $0.71 million at December 31, 2015.

Net Income

Net income for the three months ended March 31, 2016 was $1.07 million compared to $0.41 million for the three months ended March 31, 2015. This change was due primarily to changes in the fair value of the price adjustable warrants, revenue recorded during the first quarter of 2016, and a slight decrease in operating expenses during the first quarter of 2016.

Revenue

We recorded $0.25 million in revenue in the three months ended March 31, 2016, which consisted of an upfront license fee from a license agreement covering certain platforms for the delivery of an undisclosed genome editing technology. There were no revenues in the three months ended March 31, 2015.

Operating Expenses

Research and development (“R&D”) expense decreased $0.06 million from $0.25 million in the three months ended March 31, 2015 to $0.19 million in the three months ended March 31, 2016, due primarily to the elimination of most consulting and clinical studies, offset by the sublicensing fee payable to Novosom for the above mentioned license of an undisclosed genome editing technology. General and administrative (“G&A”) costs remained essentially unchanged at $1.06 million for the three months ended March 31, 2015 and the three months ended March 31, 2016. G&A costs consists primarily of salaries and other personnel-related expenses, stock-based compensation for G&A personnel and non-employee members of our Board, professional fees (such as accounting and legal), and corporate insurance costs.

Other Income

Other income increased from $1.73 million for the three months ended March 31, 2015 to $2.07 million in the three months ended March 31, 2016, due solely to the change in the fair value measurements for price adjustable warrants. This change in fair value is related to stock price decreases in each period decreasing the fair value of certain liabilities and derivatives.

About Marina Biotech, Inc.

Marina Biotech is an oligonucleotide therapeutics company with broad drug discovery technologies providing the ability to develop proprietary single and double-stranded nucleic acid therapeutics including siRNAs, microRNA

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mimics, antagomirs, and antisense compounds, including messengerRNA therapeutics. These technologies were built via a roll-up strategy to discover and develop different types of nucleic acid therapeutics in order to modulate (up or down) a specific protein(s) which is either being produced too much or too little thereby causing a particular disease. We believe that the Marina Biotech technologies have unique strengths as a drug discovery engine for the development of nucleic acid-based therapeutics for rare and orphan diseases. Further, we believe Marina Biotech is the only company in the sector that has a delivery technology in human clinical trials with differentiated classes of payloads, through licensees ProNAi Therapeutics and Mirna Therapeutics, delivering single-stranded and double-stranded nucleic acid payloads, respectively. In addition to these companies, we have also licensed the delivery technology to an undisclosed company developing a gene editing approach to the treatment of human diseases. Our novel chemistries and other delivery technologies have been validated through license agreements with Roche, Novartis, Monsanto, and Tekmira. The Marina Biotech pipeline currently includes a clinical program in Familial Adenomatous Polyposis (a precancerous syndrome) and a preclinical program in myotonic dystrophy. Marina Biotech's goal is to improve human health through the development of RNAi- and oligonucleotide-based compounds and drug delivery technologies that together provide superior therapeutic options for patients. Additional information about Marina Biotech is available at www.marinabio.com.

Marina Biotech Forward-Looking Statements

Statements made in this news release may be forward-looking statements within the meaning of Federal Securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ materially from those projected or suggested. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to: (i) the ability of Marina Biotech to obtain additional funding; (ii) the ability of Marina Biotech to attract and/or maintain manufacturing, research, development and commercialization partners; (iii) the ability of Marina Biotech and/or a partner to successfully complete product research and development, including preclinical and clinical studies and commercialization; (iv) the ability of Marina Biotech and/or a partner to obtain required governmental approvals; and (v) the ability of Marina Biotech and/or a partner to develop and commercialize products prior to, and that can compete favorably with those of, competitors. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Marina Biotech's most recent filings with the Securities and Exchange Commission. Marina Biotech assumes no obligation to update or supplement forward-looking statements because of subsequent events.

For Marina inquires:

J. Michael French

President and CEO

Marina Biotech, Inc.

Email: admin@marinabio.com

Phone: +1 (425) 892-4322

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MARINA BIOTECH, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	December 31,	March 31,
(In thousands, except share and per share data)	2015	2016

ASSETS
Current assets:
Cash	$710	$307
Prepaid expenses and other current assets	140	126
Total current assets	850	433
Intangible assets	6,700	6,700
Other assets	45	45
Total assets	$7,595	$7,178
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$763	$1,031
Accrued payroll and employee benefits	377	453
Other accrued liabilities	1,296	1,365
Total current liabilities	2,436	2,849
Fair value liability for price adjustable warrants	2,491	423
Fair value of stock to be issued to settle liabilities	60	75
Deferred income tax liabilities	2,345	2,345
Total liabilities	7,332	5,692
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value; 100,000 shares authorized
Series C convertible preferred stock, $0.01 par value; 1,200 shares authorized, 1,020 shares issued and outstanding at December 31, 2015 and March 31, 2016, respectively (preference in liquidation of $5,100 at March 31, 2016)	-	-
Series D convertible preferred stock, $0.01 par value; 220 shares authorized, 170 and 60 shares issued and outstanding at December 31, 2015 and March 31, 2016, respectively (preference in liquidation of $300 at March 31, 2016)	-	-
Common stock, $0.006 par value; 180,000,000 shares authorized, 27,704,340 and 29,284,819 shares issued and outstanding at December 31, 2015 and March 31, 2016, respectively	166	176
Additional paid-in capital	334,548	334,694
Accumulated deficit	(334,451)	(333,384)
Total stockholders’ equity	263	1,486
Total liabilities and stockholders’ equity	$7,595	$7,178

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MARINA BIOTECH, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
(In thousands, except per share amounts)	2015	2016
License and other revenue	$-	$250
Operating expenses:
Research and development	254	192
General and administrative	1,061	1,059
Total operating expenses	1,315	1,251
Loss from operations	(1,315)	(1,001)
Other income:
Change in fair value liability for price adjustable warrants	1,729	2,068
Total other income	1,729	2,068
Net income applicable to common stockholders	$414	$1,067

Net income (loss) per common share
Basic	$0.02	$0.04
Diluted	(0.04)	(0.05)

Shares used in computing net income (loss) per share
Basic	25,632	28,403
Diluted	32,555	14,653

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MARINA BIOTECH, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three months ended March 31,
(In thousands)	2015	2016
Operating activities:
Net income	$414	$1,067
Adjustments to reconcile net income to net cash used in operating activities:
Compensation related to stock options and warrants	180	96
Changes in fair market value of liabilities
Stock reserved for issuance to settle liabilities	-	75
Price adjustable warrants	(1,729)	(2,068)
Cash changes in assets and liabilities
Accounts receivable	500	-
Prepaid expenses and other assets	8	14
Accounts payable	(106)	268
Accrued and other liabilities	71	145
Net cash used in operating activities	(662)	(403)
Financing activities:
Proceeds from exercise of warrants for common stock	1	-
Net cash provided by financing activities	1	-
Net decrease in cash	(661)	(403)
Cash and cash equivalents — January 1	1,824	710
Cash and cash equivalents — March 31	$1,163	$307
Supplemental disclosure of cash flow information and non-cash financing activities:
Fair value of warrants issued to purchase common stock to settle liabilities	$50	$-
Issuance of common stock to settle liabilities	$75	$60
Par value of common stock issued upon conversion of Series D convertible preferred stock	$-	$8

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